UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2009

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

BGC Partners, Inc. (the “Registrant”) has hired over 50 new brokers from its competitor Tullett Liberty to supplement its existing New York trading desks and expand its brokerage opportunities for clients. The new hires include brokers in corporate bonds, U.S. Treasuries and mortgage-back securities. BGC believes Tullett caused the resignation of certain employees by promising a trading technology platform that was never delivered and of others by failing to pay certain employees monies they were due. Certain employees and others had filed two FINRA arbitrations seeking relief based on Tullett’s misconduct.

Given their skills, experience, and marketplace relationships, the addition of these brokers substantially expands the size and scope of BGC’s broking desks in New York and enhances BGC’s client-service capabilities, further strengthening BGC’s product and service offerings across a range of asset classes. These new brokers will all have access to BGC’s proprietary trading technology platform, which supports both hybrid and fully electronic trading, in turn improving productivity for brokers and adding value to BGC’s clients. BGC believes its long-term commitment to continuously investing in technology fosters an environment where brokers can succeed professionally and meet the needs of their clients.

On August 25, 2009, Tullett Liberty Securities LLC (“Tullett”) informed BGC that it had filed a FINRA dispute resolution claim in New York, N.Y. against BGC Financial, L.P., an affiliate of BGC, one of its officers and certain persons formerly or currently employed by Tullett in regard to the decision by 52 Tullett employees to terminate their employment with Tullett and join BGC. In its statement of claim, Tullett makes a number of allegations against BGC, its officer and the employees related to breach of contract and other claims arising from their employment by BGC. BGC has generally agreed to indemnify and hold harmless the employees. Tullett is claiming compensatory damages against BGC and the employees in the amount of approximately $500 million for various alleged injuries as well as exemplary damages. It also seeks costs and injunctions.

BGC believes that Tullett is seeking to blame BGC and the employees for Tullet’s own failures, that both BGC and the new employee hires have substantial defenses to the claims asserted by Tullett and that Tullett itself is responsible for any losses suffered. In particular, BGC believes Tullett did not deliver a trading technology platform and failed to pay the purchase price to certain brokers who were hired through an acquisition. The employees named by Tullett and others had filed two separate FINRA arbitrations seeking relief based on Tullett’s misconduct well before Tullett filed its own arbitration against BGC and the employees. BGC also believes Tullett has intimidated and harassed employees who have given it notice. BGC believes that Tullett has acted wrongly toward many other employees who are likewise dissatisfied with it and may seek employment elsewhere, including at BGC.

BGC intends to vigorously defend against these claims and believes we and the employee hires have acted appropriately and that the amounts claimed by Tullett as damages are indefensible and wholly without merit. However, as with any lawsuit, the outcome is uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman and Chief Executive Officer

Date: August 28, 2009

[Signature page to Form 8-K regarding Tullett FINRA filing]